EXHIBIT 99.1

PRESS RELEASE
Airspan Provides Yozan Contract Update and Revises Outlook

BOCA RATON, Florida - June 29, 2006 - Airspan Networks, Inc. (NASDAQ: AIRN), a leading world-wide provider of WiMAX-based broadband wireless access networks and carrier class Voice over Internet Protocols (VoIP) and Wi-Fi Hotzone systems, today announced that it had agreed with Yozan Inc. to amend the terms of a supply contract which had provided for Airspan to supply Yozan with $42.9 million of WIMAX equipment by the end of the second quarter.

Under the amendment, approximately $16.8 million of equipment already delivered against cash payments of the same amount are deemed accepted; approximately 40% of the remaining deliveries will be delayed and are subject to revised payment and other terms; and the balance of the remaining deliveries are subject to mutually satisfactory renegotiation and may be cancelled.

The financial and accounting impact of the amendment on Airspan has not yet been fully determined, but management anticipates that inventory levels will rise to reflect components already ordered from subcontractors to satisfy the original supply contract, and that provisions may need to be taken for inventory that may become excess. Based on its preliminary estimates, management also expects to seek additional working capital of approximately $10 million to bolster liquidity while the Company carries larger than anticipated inventory balances.

Notwithstanding the Yozan contact amendment, the Company is on track to deliver approximately $41 million of products and services in the second quarter of 2006. As stated during the last investor update, management has not yet completed the process with its independent auditors of assigning a fair value to the Yozan Tri Band contract and accordingly, the Company may still be unable to record any of the $16.8 million revenue in the second quarter for any products shipped to Yozan. If no such revenues are recorded, Airspan's second quarter reported revenues are likely to be consistent with its first quarter results, as it expects to deliver $24 million of products and services to its other customers.

"The Company is focusing on continued growth," said Eric Stonestrom, president and CEO. "We remain encouraged by the WIMAX product launch and the progress we have achieved in many markets. With the introduction of our new MicroMAX - SOC product, which we shipped for the first time this quarter, we have introduced the first low-cost WiMAX solution to the carrier, enterprise, and defense markets, and we expect even more strength in future quarters as a result.

About Airspan Networks
Airspan Networks provides fixed and wireless voice and data systems and solutions, including Voice Over IP (VoIP). Its wireless products serve operators around the world in both licensed and unlicensed frequency bands between 700 MHz and 6 GHz, including both PCS and 3.5GHz international bands. Airspan has a strong wireless product roadmap that includes offerings compliant with the 802.11 a/b/g and the WiMAX 802.16-2004 standard, including software upgradeability to Mobile WiMAX (the 802.16e-2005 standard). Airspan is on the Board and is a founder member of the WiMAX Forum and a member of the Wi-Fi Alliance. The Company has deployments with more than 350 operators in more than 100 countries. Airspan’s wireless systems are based on radio technology that delivers excellent area coverage, high security and resistance to fading. These systems can be deployed rapidly and cost effectively, providing an attractive alternative to traditional wired communications networks. Airspan’s new AS.Tone VoIP system is a carrier class, turnkey solution that provides carriers with Class 4, Class 5 and IP-Centrex solutions and has a Softswitch and Gateways supporting SIP/H323 and SIP. AS.Tone’s design provides customers; carriers, next-generation telcos, cellular providers and ITSP with a wide range of solutions with the best price/performance system for IP telephony. Airspan also offers radio planning, network installation, integration, training and support services to facilitate the deployment and operation of its systems. Airspan is headquartered in Boca Raton, Florida with its main operations center in Uxbridge, United Kingdom.

More information on Airspan can be found at http://www.airspan.com

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management, may be deemed to be forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions or negative variations thereof are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Investors and others are therefore cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) a slowdown of expenditures by communication service providers; (ii) increased competition from alternative communication systems; (iii) the failure of our existing or prospective customers to purchase products as projected; (iv) our inability to successfully implement cost reduction or containment programs; (v) the potential loss of Axtel and Yozan as our largest customers; and specific to this press release, (vi) our potential inability to locate and secure additional sources of capital at the time and in the amount needed; (vii) the possibility that Yozan will materially delay or cancel future equipment orders; (viii) our inability to cancel certain component orders and/or to use or sell any excess inventory we accumulate as a result of the Yozan contract amendment. The Company is subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended 31 December, 2005 and its Form 10-Q for the quarter ended April 2, 2006. You should read those factors as being applicable to all related forward-looking statements wherever they appear in this press release. We do not assume any obligation to update any forward-looking statements.

For media or Investment inquiries, contact:
Airspan Networks:
Peter Aronstam
Chief Financial Officer
Tel: +1 561 893-8682
Fax: +1561 893-8681
Email: paronstam@airspan.com